Exhibit A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-17405 of Rockwell Automation, Inc. on Form S-8 of our report dated June 16, 2005, appearing in this Annual Report on Form 11-K of the Rockwell Automation Savings and Investment Plan for Represented Hourly Employees for the year ended December 31, 2004.

Deloitte & Touche LLP
Milwaukee, Wisconsin
June 27, 2005